EXHIBIT 99.1

IMMEDIATE RELEASE

NEWS

May 8, 2008	NASDAQ-EVOL

EVOLVING SYSTEMS REPORTS 2008 FIRST QUARTER RESULTS

TOTAL REVENUE UP 8% TO $9.1 MILLION FROM $8.5 MILLION IN Q1 2007

BALANCE SHEET STRENGTHENED BY CONVERSION OF PREFERRED STOCK, DEBT PAY-DOWN AND DEBT REFINANCING

SEVENTH CONSECUTIVE QUARTER OF POSITIVE OPERATING INCOME

TWO NEW ACCOUNT WINS IN EMERGING MARKETS

Q1 LICENSE AND SERVICES GROWTH HIGHLIGHTS:

• Orders up 10% to $5.5 million from $5.0 million in 2007

• Backlog grows to $7.1 million from $6.5 million in Q4

• Revenue up 21% to $4.8 million vs. $4.0 million in 2007

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of software solutions and services to the wireless, wireline and IP carrier market, today reported financial results for its first quarter ended March 31, 2008.

First Quarter Results

Revenue in the first quarter increased 8% to $9.1 million from $8.5 million in the first quarter of 2007.  License fees and services revenue increased 21% to $4.8 million from $4.0 million year over year, more than offsetting a 4% decline in customer support revenue, which was $4.3 million as compared with $4.5 million in the first quarter last year. It was the Company’s fifth consecutive quarter of year-over-year growth in total revenue. First quarter revenue mix included $4.7 million in Service Activation, $2.9 million in Numbering Solutions and $1.5 million in Mediation.

Consistent with management’s previous guidance, total costs of revenue and operating expenses in the first quarter increased in support of initiatives designed to open new markets and increase revenue.  Total costs were up 9% in the first quarter to $9.0 million from $8.2 million in the first quarter last year. The Company increased its product development expense by 95%, to $1.1 million from $549,000, primarily related to enhancements to three products, including Tertio™, international NumeriTrack® and the Company’s new Dynamic SIM Allocation solution.  Sales and marketing expense increased 7% to $2.2 million from $2.0 million in the first quarter last year, reflecting increased international travel costs and higher variable compensation costs due to the growing revenue base. General and administrative expenses declined by 8% — to $1.4 million from $1.5 million — due primarily to lower professional fees. Despite higher overall costs in the first quarter, the Company achieved its seventh consecutive quarter of positive operating income.

Evolving Systems incurred a $297,000 write-off of debt issuance costs in the first quarter related to the refinancing of its senior debt facility.  Exclusive of this $297,000 charge, the Company saved $128,000 in interest expense in the first quarter of 2008 compared with the same quarter last year.

The Company reported Adjusted EBITDA, as defined, for the first quarter of $1.0 million as compared with Adjusted EBITDA of $1.2 million in the first quarter a year ago.  Net loss in the first quarter declined to $244,000, or $0.01 per basic and diluted share, versus a net loss of $326,000, or $0.02 per basic and diluted share, in the same period last year.

Bookings and Backlog Highlights

The Company booked $8.3 million in new orders in the first quarter, including $5.5 million in license fees and services, up 10% from $5.0 million in license fees and services bookings in the first quarter a year ago. The $8.3 million in new orders was down from $11.2 million a year ago; an industry consolidation event caused a large carrier customer to accelerate its 2008 annual support order into the fourth quarter of 2007 instead of the usual first quarter time frame. Bookings were comprised of $5.5 million in Activation, $1.4 million in Numbering Solutions, and $1.4 million in Mediation.

Backlog at March 31, 2008, was $18.9 million, up 13% from $16.7 million at the same time a year ago.  The license and services backlog grew 23% year over year — to $7.1 million from $5.8 million. The Company defines bookings as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

Balance Sheet Highlights

The Company continued to strengthen its balance sheet in the first quarter as the remainder of its preferred stock was converted to common stock during the period.  Additionally, the Company completed a $10.0 million debt refinancing that lowered the average cash interest rate and improved financial flexibility with more favorable covenants and anticipated interest savings of approximately $450,000 through 2009.  During the first quarter the Company used $3.0 million of its existing cash to pay down its senior revolver and its subordinated debt obligations. The conversion of the preferred stock and the accelerated payments on the long-term debt obligations reduced the Company’s total preferred stock and long-term debt obligations by $9.0 million during the first quarter. The Company generated $2.7 million in cash from operations in the first quarter, down from $3.8 million a year ago primarily as the result of a $790,000 first quarter payment of accrued interest on subordinated debt.  The cash and cash equivalents balance at March 31, 2008, was $6.7 million.

CEO Comments

“We extended our 2007 momentum into the first quarter of 2008 with solid revenue growth, strong license and services orders and two new accounts in emerging markets as well as a significantly improved balance sheet,” said Thad Dupper, president and CEO. “Our progress reflects our continued commitment to expanding our solutions portfolio and developing new carrier customers in emerging markets where strong wireless subscriber growth offers us excellent opportunities.  At the same time, we will continue to support our existing carrier customers around the world with excellent service and innovative enhancements for their networks.”

Conference Call

The Company will conduct a conference call and webcast on May 8, 2008, at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time). The call-in numbers for the conference call are 1-888-680-0894 for domestic toll free and 617-213-4860 for international. The passcode is 73636226.  Callers may pre-register by going to the following link:
https://www.theconferencingservice.com/prereg/key.process?key=PPK7K483T

A telephone replay will be available through May 22, 2008, and can be accessed by calling 1-888-286-8010 or 617-801-6888, passcode 54260693. To access a live webcast of the call, please visit Evolving Systems’ web site at www.evolving.com. A replay of the webcast will be accessible at that web site through May 22, 2008.

About Evolving Systems®

Evolving Systems (NASDAQ-EVOL) is a worldwide provider of software and services to telecommunications carriers, with 70 network operators in 45 countries. The Company’s software offerings address Activation, Dynamic SIM Allocation, Number Portability, Number Management and Mediation.  These solutions help carriers deliver an improved customer experience, shorter time-to-market and lower cost of rendering value-added services.  With an expanding solutions portfolio, global sales and support, onshore/offshore development, and a focus on emerging markets, Evolving Systems is well positioned for growth. Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, Germany, India and Malaysia.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s growth and future profitability, future business, revenue and expense projections, the Company’s continued ability to post quarterly results that are similar to those described in this press release and the impact of new products and accounts on the Company’s business are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 13, 2008, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Sarah Hurp Marketing Communications Manager Evolving Systems +44 1225 478060 sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended
	March 31,
	2008	2007

Revenue:
License fees and services	$4,832	$3,991
Customer support	4,295	4,470
Total revenue	9,127	8,461
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	2,224	1,924
Costs of customer support, excluding depreciation and amortization	1,493	1,493
Sales and marketing	2,187	2,040
General and administrative	1,425	1,550
Product development	1,068	549
Depreciation	230	288
Amortization	380	388
Restructuring and other expense (recovery)	—	(1)
Total costs of revenue and operating expenses	9,007	8,231
Income from operations	120	230
Interest and other expense, net	(438)	(416)
Loss before income taxes	(318)	(186)
Income tax expense (benefit)	(74)	140
Net loss	$(244)	$(326)
Basic and diluted loss per common share	$(0.01)	$(0.02)
Weighted average basic and diluted shares outstanding	19,362	19,153

Reconciliation of Net Loss to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three months ended
	March 31,
	2008	2007

Net loss	$(244)	$(326)
Depreciation	230	288
Amortization	380	388
Stock-based compensation	228	249
Interest and other expense, net	438	416
Income tax expense (benefit)	(74)	140
Adjusted EBITDA	958	1,155

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP information in the form of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock compensation, gain/loss on debt extinguishment and gain/loss on foreign exchange transactions).  Management believes Adjusted EBITDA is useful to investors and lenders in evaluating the overall financial health of the Company in that it allows for greater transparency of additional financial data routinely used by management to evaluate performance.  Adjusted EBITDA relates to a covenant contained in the Company’s loan agreements and therefore can be useful for lenders as an indicator of earnings available to service debt.  Readers of this Adjusted EBITDA information are reminded that Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income (loss) from operations, an indicator of cash flow from operations or a measure of liquidity.  Not all companies calculate Adjusted EBITDA identically, so this presentation may not be comparable to similar presentations of other companies.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2008	2007

ASSETS
Current Assets:
Cash and cash equivalents	$6,737	$7,271
Contract receivables, net	6,448	10,959
Unbilled work-in-progress	1,555	922
Prepaid and other current assets	1,629	1,335
Total current assets	16,369	20,487
Property and equipment, net	1,678	1,677
Intangible assets, net	4,301	4,687
Goodwill	26,395	26,417
Other long-term assets	446	459
Total assets	$49,189	$53,727

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,021	$2,520
Accounts payable and accrued liabilities	5,749	5,937
Unearned revenue	9,766	10,635
Total current liabilities	17,536	19,092
Long-term liabilities:
Long-term debt and other obligations	7,329	10,242
Deferred foreign income tax	811	878
Total liabilities	25,676	30,212
Preferred stock	—	5,587
Stockholders’ equity:
Common stock	19	18
Additional paid-in capital	81,147	75,317
Accumulated comprehensive income	2,142	2,144
Accumulated deficit	(59,795)	(59,551)
Total stockholders’ equity	23,513	17,928
Total liabilities and stockholders’ equity	$49,189	$53,727